Exhibit 99.1

The St. Joe Company Reports First Quarter 2011 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--May 5, 2011--The St. Joe Company (NYSE:JOE) today announced Net Income for the first quarter of 2011 of $14.1 million, or $0.15 per share, compared to a Net Loss of $(11.4) million, or $(0.13) per share for the first quarter of 2010.

Results for the three months ended March 31, 2011 included a pre-tax gain of $50.3 million, or $0.36 per share net of tax, from the sale of a 40,975 acre timber deed and pre-tax charges of $16.8 million, or $0.12 per share net of tax, including the following:

  Acceleration of $6.2 million of restricted stock amortization expense due to the change in control of the Board of Directors and the vesting of most of our former President and Chief Executive Officer’s restricted stock,
  Legal fees totaling $5.3 million due to defending the securities class action lawsuit, responding to the SEC informal inquiry, engaging a new law firm related to the foregoing, pursuing the three lawsuits against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters,
  Restructuring charges of $4.5 million including payments to our former President and Chief Executive Officer under the terms of his Separation Agreement, and
  Impairment charges of $0.8 million in connection with the decision to indefinitely delay the development of the Company’s new corporate headquarters.

“We were very pleased to close the timber deed sale in March,” said Hugh Durden, Interim Chief Executive Officer. “Although real estate sales remain sluggish, we experienced some increased traffic and activity in our real estate segments, and we continued to invest our time and resources in the VentureCrossings project adjacent to the new airport.”

Segment Results

During the first quarter in its residential real estate segment, St. Joe generated $2.2 million of revenue primarily from the sale of 22 homesites across its resort and primary communities at an average price of $95,000.

In its commercial real estate segment during the first quarter, the Company sold 1.2 acres near its Breakfast Point community in Bay County for $226,000, or $192,000 per acre.

Within VentureCrossings, St. Joe has decided to indefinitely delay the construction of its new corporate headquarters building and to reallocate this capital to advance infrastructure construction supporting revenue generating industrial, warehouse and office developments. The Company has also commenced the vertical construction of a long-term covered parking facility at the entrance of the new airport.

In its rural land sales segment during the first quarter, St. Joe sold 98 acres to a utilities company for $2.8 million, or $28,000 per acre.

On March 31, 2011, the Company sold standing timber on approximately 40,975 acres to an investment fund. St. Joe received proceeds of $55.9 million for the conveyance of the standing timber but retains ownership of the underlying land. Forestry revenues from ongoing operations during the first quarter of 2011 were $8.1 million, primarily from the sale of 295,000 tons of sawtimber and pulpwood.

Park Brady, St. Joe’s Chief Operating Officer, said “We are pleased with the passenger traffic at the new airport and expect that the accessibility which the airport now provides will create a greater degree of interest in Northwest Florida, unlocking the region’s potential and promoting growth in the coming years.”

Liquidity and Balance Sheet

At March 31, 2011, St. Joe had cash of $216.2 million, pledged treasury securities of $24.8 million and debt of $53.9 million, $24.8 million of which is defeased debt. The Company’s $125 million revolving credit facility remained undrawn at March 31, 2011.

Capital expenditures for the three months ended March 31, 2011 were $4.5 million, compared to $1.6 million for the same period in 2010. In addition, St. Joe incurred cash overhead costs of $16.7 million during the quarter compared to $12.4 million for the first quarter last year. Included in the first quarter 2011 cash overhead costs was an increase of $5.3 million in legal fees, as compared to the first quarter of 2010.

Land Holdings and Land Use Entitlements

On March 31, 2011, St. Joe owned approximately 574,000 acres, concentrated primarily in Northwest Florida. Approximately 403,000 acres, or 70 percent of the Company’s total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On March 31, 2011, St. Joe’s land-use entitlements in hand or in process totaled approximately 31,600 residential units and approximately 11.6 million square feet of commercial space, as well as an additional 642 acres with land-use entitlements for commercial uses.

FINANCIAL DATA
($ in millions except per share amounts)
Consolidated Results

	Quarter Ended March 31,
	2011	2010
Revenues
Real estate sales	$5.2	$1.8
Resort and club revenues	5.1	4.6
Timber sales	62.6	6.4
Other revenues	0.5	0.5
Total revenues	73.4	13.3
Expenses
Cost of real estate sales	1.8	0.6
Cost of resort and clubs revenues	6.6	6.5
Cost of timber sales	6.2	4.4
Cost of other revenues	0.5	0.4
Other operating expenses	7.0	8.0
Corporate expense, net	18.2	5.4
Depreciation and amortization	6.5	3.5
Impairment losses	0.8	0.1
Restructuring charge	4.5	1.5
Total expenses	52.1	30.4
Operating profit (loss)	21.3	(17.1)
Other income (expense)	0.3	(0.5)
Pretax income (loss) from continuing operations	21.6	(17.6)
Income tax (expense) benefit	(7.5)	6.6
Equity (loss) in income of unconsolidated affiliates	--	(0.4)
Net income (loss)	14.1	(11.4)
Net income (loss) per share	$0.15	$(0.13)

Weighted average shares	92,378,738	91,402,401

Revenues by Segment

	Quarter Ended March 31,
	2011	2010
Residential
Real estate sales	$2.2	$0.5
Resort and clubs revenues	5.1	4.6
Other revenues	0.4	0.4
Total Residential	$7.7	$5.5
Commercial
Real estate sales	0.2	0.3
Rental revenues	0.1	0.1
Total Commercial	0.3	0.4
Rural Land sales	2.8	1.0
Forestry sales	62.6	6.4
Total revenues	$73.4	$13.3

Summary Balance Sheet

	March 31, 2011	December 31, 2010
Assets
Investment in real estate	$750.4	$755.4
Cash and cash equivalents	216.2	183.8
Notes receivable	5.6	5.7
Pledged treasury securities	24.8	25.3
Prepaid pension asset	39.5	41.0
Property, plant and equipment, net	17.1	13.0
Other assets	28.6	27.5
Total assets	$1,082.2	$1,051.7

Liabilities and Equity
Debt	$53.9	54.7
Accounts payable, accrued liabilities	94.9	90.0
Deferred income taxes	44.3	34.6
Total equity	889.1	872.4
Total liabilities and equity	$1,082.2	$1,051.7

Debt Schedule

	March 31, 2011	December 31, 2010
Defeased debt	$24.8	$25.3
Community Development District debt	29.1	29.4
Total debt	$53.9	$54.7

Cash Overhead

	Quarter Ended March 31,
	2011	2010

Other operating expenses	$7.0	$8.0
Corporate expense	18.2	5.4
Total GAAP overhead	$25.2	$13.4
Plus overhead capitalized	0.4	0.3
Less non-cash overhead	(8.9)	(1.3)
Total cash overhead	$16.7	$12.4

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended March 31,
	2011	2010
Employee costs	$3.9 (1)	$5.8
Non-cash stock compensation costs	8.5	1.5
Property taxes and insurance	2.4	2.8
Marketing and homeowner association cost	1.1	1.3
Occupancy, repairs and maintenance	1.0	1.0
Professional fees	6.5	1.2
Other	0.5	0.6
Pension expense (income)	1.7 (1)	(0.5)
Capitalized costs	(0.4)	(0.3)
Total other operating and corporate expense	$25.2	$13.4

(1) Includes a $1.4 million transfer of Supplemental Executive Retirement Program (“SERP”) liability to the Company’s Pension Plan, resulting in a decrease to employee costs and an increase to pension expense.

Additional Information

Additional information with respect to the Company’s results for the first quarter of 2011 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

About St. Joe

The St. Joe Company, a publicly held company based in WaterSound, is one of Florida's largest real estate development companies and Northwest Florida's largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

• changes in the strategic direction of the Company;

• future operating performance, revenues, earnings and cash flows;

• future residential and commercial demand, opportunities and entitlements;

• development approvals and the ability to obtain such approvals, including possible legal challenges;

• the number of units or commercial square footage that can be supported upon full build out of a development;

• the number, price and timing of anticipated land sales or acquisitions;

• estimated land holdings for a particular use within a specific time frame;

• the levels of resale inventory in our developments and the regions in which they are located;

• the development of relationships with strategic partners, including commercial developers and homebuilders;

• future amounts of capital expenditures;

• the amount and timing of future tax refunds;

• timeframes for future construction and development activity; and

• the projected operating results and economic impact of the Northwest Florida Beaches International Airport.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly reports on Form 10-Q, as well as, among others, the following:

• a delay in the recovery of real estate markets in Florida and across the nation, or any further downturn in such markets;

• a delay in the recovery of national economic conditions, or any further economic downturn;

• economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;

• the adverse impact to Northwest Florida, the Gulf of Mexico and other coastal states resulting from the Deepwater Horizon oil spill in the Gulf of Mexico;

• the possible negative effects from any future oil spill incidents in the Gulf of Mexico or perceived risk regarding the possibility of future oil spill incidents;

• possible negative effects from oil or natural gas drilling if permitted off the coast of Northwest Florida;

• availability of mortgage financing, increases in foreclosures and increases in interest rates;

• changes in the demographics affecting projected population growth in Florida, including the migration of Baby Boomers;

• the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;

• an event of default under our credit facility, or the restructuring of such debt on terms less favorable to us;

• possible future write-downs of the book value of our real estate assets and notes receivable;

• the failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;

• the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;

• natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida, as well as the condition of our timber;

• the expense, management distraction and possible liability associated with pending securities class action litigation, shareholder derivative litigation and/or the SEC informal inquiry;

• whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

• if the Smurfit-Stone mill in Panama City were to permanently cease operations;

• if we are considered to be controlled by an investment company under the Investment Company Act of 1940, which may limit possible transactions with strategic partners;

• local conditions such as the supply of homes and homesites and residential or resort properties or a decrease in the demand for real estate in an area;

• timing and costs associated with property developments;

• the pace of commercial and economic development in Northwest Florida;

• competition from other real estate developers;

• decreases in pricing of our products and the related profit margins;

• increases in operating costs, including real estate taxes and the cost of construction materials;

• changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

• the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the expected economic impact of the Northwest Florida Beaches International Airport;

• a reduction or termination of air service at Northwest Florida Beaches International Airport, especially any reduction or termination of Southwest Airlines’ service;

• potential liability under environmental laws or other laws or regulations;

• changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities;

• potential liability relating to construction defects;

• fluctuations in the size and number of transactions from period to period;

• the prices and availability of labor and building materials;

• increases in homeowner insurance rates and deductibles for property in Florida, particularly in coastal areas, and decreases in the availability of property insurance in Florida;

• high property tax rates in Florida, future increases in such rates and changes in property tax classifications;

• significant tax payments arising from any acceleration of deferred taxes;

• increases in gasoline prices; and

• acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2011, The St. Joe Company. “St. Joe,” “VentureCrossings” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
St. Joe Investor/Media Contact:
David Childers, 904-301-4302
dchilders@joe.com